EXHIBIT 99.1

                   AMERICAN STOCK EXCHANGE LISTS COMMON STOCK
                            OF CARE CONCEPTS I, INC.


NEW YORK, February 11, 2004 -- The American Stock Exchange(R) (Amex(R)) today listed the common stock of Care Concepts I, Inc. under the ticker symbol IBD.

Care Concepts I, Inc., through its wholly owned subsidiary iBid America, Inc. (www.ibidusa.com), is an online marketing, advertising and sales promotion company which combines the long established sales promotion techniques of discount coupons and promotional offers with the more recent development of Internet auctions.

"We are pleased to welcome Care Concepts I to the American Stock Exchange," said John McGonegal, senior vice president of the Amex Equities Group. "We look forward to working with Care Concepts I and providing them with the value-added resources a growing company needs to succeed in today's market."

Stated Steve Markley, Chief Executive Officer of Care Concepts I, "We are pleased to complete our listing on the American Stock Exchange. We believe that our listing on the American Stock Exchange is an important event for Care Concepts I, as we seek to expand the presence of our website ibidusa.com throughout the United States."

The specialist in Care Concepts I, Inc. will be Cohen Specialists, LLC. For further information on IBD and other Amex-listed companies, please visit www.amex.com.


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The American Stock Exchange(R) (Amex(R)) is the only primary exchange that offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and HOLDRSsm. In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the Amex lists 138 ETFs. The Amex is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, please visit www.amex.com.